The Andersons, Inc.

480 W. Dussel Drive

Maumee, Ohio 43537

FOR IMMEDIATE RELEASE            AT THE COMPANY: Gary Smith (419) 891 — 6417
WEDNESDAY, NOVEMBER 2, 2005

THE ANDERSONS, INC. REPORTS 3RD QUARTER RESULTS
$0.6 MILLION LOSS VS. $1.0 MILLION INCOME IN SAME PERIOD LAST YEAR
Company Reaffirms EPS Guidance of $2.20 to $2.50 For 2005

MAUMEE, OHIO, NOVEMBER 2, 2005—The Andersons, Inc. (Nasdaq: ANDE), today announced a net loss of $0.6 million for the third quarter. In the same three-month period last year, the company reported a net income of $1.0 million. Earnings per diluted share for the third quarter this year were a loss of nine cents. In 2004, the company earned fourteen cents per diluted share during the third quarter. Total revenues were $289 million for the third quarter this year, 16 percent above its third-quarter 2004 total of $248 million. For the first nine months of 2005, the company’s net income was $10.8 million, or $1.40 per diluted share, on revenues of $912 million. Last year, The Andersons earned $10.9 million, or $1.45 per diluted share, in the first nine months, on revenues of $897 million.

The Agriculture Group incurred an operating loss of $3.3 million in the third quarter. Last year it reported an operating income of $0.3 million for the period. Revenues of $206 million for the third quarter this year were $39 million above last year primarily due to increased grain sales volume. Average grain margins were lower during the quarter, and some grain inventory and quality adjustments were incurred. The group’s plant nutrient business matched its 2004 results for the third quarter. Nutrient sales volume was down slightly, and commodity prices were significantly higher than they were in 2004, but margins remained strong, and application acreage growth improved service revenues. Through the first three quarters of 2005, the Agriculture Group had operating income of $6.6 million on revenues of $623 million. In the first nine months of last year, the group had revenues of $617 million and operating income of $9.7 million. The company is a 44 percent equity investor in The Andersons Albion Ethanol LLC which began construction of a 55 million gallon-per-year ethanol production facility during the third quarter. The new plant will be situated next to The Andersons’ Albion, Michigan grain elevator. The company is also exploring the construction of a 110 million gallon ethanol plant adjacent to its Clymers, Indiana grain facility and anticipates some level of outside investment in this project as well. In July, a grain elevator located in Toledo, Ohio, which The Andersons operates, was severely damaged by an explosion and fire. Although negatively impacting its current year income, the company believes that the accident will not have a material impact on the two-year (2005-06) total once the insurance claim process is completed sometime next year.

The Rail Group’s operating income of $5.8 million in the third quarter this year was $0.9 million above the $4.9 million it earned in the same three-month period a year ago. Revenues of $23.2 million for the quarter were $3.8 million higher than the $19.4 generated in the third quarter of 2004. The rail leasing business continued to achieve excellent revenue and operating income growth during the most recent three-month period. Car values and lease rates continued to be strong, and the utilization rate of the group’s railcar fleet was again higher than year-earlier levels. The group’s third quarter operating results included income from the sale of some railcars, although this was less than the income it realized on a larger sale of railcars during the third quarter of last year. The group’s railcar repair shops’ revenues and operating income for the period were down slightly from a year ago, but the steel fabrication business, including the fluid filtration product lines that the group acquired during the quarter, contributed to the overall revenue and income growth. Through nine months, the Rail Group had operating income of $13.3 million on revenues of $58.6 million and had added more than 3,000 railcars to its fleet, increasing its total to approximately 18,000 railcars. Last year the group reported September year-to-date revenues of $43.6 million and operating income of $8.2 million.

The Processing Group’s $3.0 million operating loss in the third quarter was $1.1 million higher than the $1.9 million operating loss it incurred a year ago. Revenues of $19.2 million for the quarter were $1.6 million below the $20.8 million it registered in the third quarter of last year. Turf-care product volumes were lower this year, primarily with industrial accounts, and cob product gross margins declined due to increased raw material costs. Cob operating expenses were also higher in the third quarter this year. Through nine months, the Processing Group had $100.6 million of revenues and an operating loss of $1.6 million. In the first three quarters of 2004, the group reported revenues of $106.1 million and operating income of $2.4 million. Recently, the group announced a restructuring of its turf products business to focus on the professional market and certain areas of the consumer and industrial markets.

The Retail Group reported revenues of $40.5 million for the most recent quarter, a 1.4 percent decrease in same-store sales from the third quarter of 2004. The group’s third-quarter operating loss was $0.8 million this year, $0.6 million wider than last year’s result. While sales in food categories were higher than last year, and their margins remained strong, sales in other product categories were down. Operating expenses were somewhat higher during the quarter in part due to increased health-care and other employee benefit costs. The group’s September year-to-date revenues were $130 million this year, just slightly lower than last year. Operating income for the first nine months of 2005 was $0.9 million, about $0.3 million below the $1.2 million it generated in the first three quarters of 2004.

“Our Rail Group and Agriculture’s plant nutrient business are achieving excellent income growth this year,” said President and Chief Executive Officer Mike Anderson. “In spite of the impact of insurance deductibles and business interruptions in our grain and cob operations this quarter, and severance costs we incurred in the restructuring of our lawn business, our overall performance in the third quarter leaves us right on track toward achieving the $2.20 to $2.50 earnings per share for the year that we’ve been projecting throughout the year. More importantly, we’re encouraged by our ability to continue to grow our very profitable Rail business and to expand into the promising ethanol industry.”

The company will host a webcast on Thursday, November 3, 2005 at 11:00 A.M. EST, to discuss its third quarter performance and full-year outlook. This can be accessed under the heading “Financial Information” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain and plant nutrient sectors of U.S. agriculture, as well as in railcar marketing, industrial products formulation, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company presently has operations in seven U.S. states plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
	Three Months ended		Nine Months ended
	September 30		September 30
(in thousands, except for per share amounts)	2005	2004	2005	2004
Sales and merchandising revenues	$288,708	$248,124	$912,481	$896,970
Cost of sales and merchandising revenues	252,162	207,384	782,958	764,100

Gross profit	36,546	40,740	129,523	132,870
Operating, administrative and general expenses	36,654	38,801	109,410	111,680
Interest expense	2,830	2,470	8,971	7,874
Other income, net	1,056	1,251	3,565	3,159
Equity in earnings of affiliates	877	641	1,337	963

Income (loss) before income taxes	(1,005)	1,361	16,044	17,438
Income taxes	(369)	313	5,293	6,574

Net Income (loss)	$(636)	$1,048	$10,751	$10,864

Per common share:
Basic earnings (loss)	$(0.09)	$0.14	$1.45	$1.50

Diluted earnings (loss)	$(0.09)	$0.14	$1.40	$1.45

Dividends paid	$0.085	$0.075	$0.245	$0.225

Weighted average shares outstanding-basic	7,445	7,240	7,406	7,231

Weighted average shares outstanding-diluted	7,445	7,473	7,691	7,474

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)
	September 30	December 31	September 30
(in thousands)	2005	2004	2004
Assets
Current assets:
Cash and cash equivalents	$9,592	$8,439	$8,138
Restricted cash	1,367	1,532	1,730
Accounts receivable (net) and margin deposits	78,845	66,235	63,520
Inventories	184,247	251,428	204,485
Other current assets	28,537	30,659	21,404

Total current assets	302,588	358,293	299,277
Other assets	33,732	21,437	21,472
Railcar assets leased to others (net)	112,882	101,358	100,259
Property, plant and equipment (net)	92,098	92,510	93,933
	$541,300	$573,598	$514,941

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$42,900	$12,100	$10,600
Other current liabilities	174,473	240,447	191,046

Total current liabilities	217,373	252,547	201,646
Deferred items and other long-term liabilities	33,979	33,029	31,717
Long-term debt non-recourse	59,164	64,343	67,121
Long-term debt	87,128	89,803	88,877
Shareholders’ equity	143,656	133,876	125,580
	$541,300	$573,598	$514,941

Segment Data
	Agriculture	Rail	Processing	Retail	Other	Total
Quarter ended September 30, 2005
Revenues from external customers	$205,814	$23,176	$19,227	$40,491	$—	$288,708
Gross Profit	10,659	11,232	3,398	11,257	—	36,546
Other income / Equity in earnings of affiliates	1,339	(5)	238	140	221	1,933
Operating income (loss)	(3,312)	5,841	(3,047)	(827)	340	(1,005)
Quarter ended September 30, 2004
Revenues from external customers	166,837	19,385	20,819	41,083	—	248,124
Gross Profit	15,448	9,464	4,162	11,666	—	40,740
Other income / Equity in earnings of affiliates	1,114	183	314	131	150	1,892
Operating income (loss)	269	4,866	(1,859)	(232)	(1,683)	1,361
Nine months ended September 30, 2005
Revenues from external customers	623,384	58,554	100,582	129,961	—	912,481
Gross Profit	49,377	28,336	14,079	37,731	—	129,523
Other income / Equity in earnings of affiliates	2,676	536	545	517	628	4,902
Operating income (loss)	6,553	13,280	(1,558)	918	(3,149)	16,044
Nine months ended September 30, 2004
Revenues from external customers	617,135	43,598	106,076	130,161	—	896,970
Gross Profit	56,355	21,398	17,527	37,590	—	132,870
Other income / Equity in earnings of affiliates	2,411	336	453	541	381	4,122
Operating income (loss)	9,680	8,207	2,371	1,157	(3,977)	17,438